1 Investor Update Capital Raise June 23, 2023

2Proprietary and Confidential Forward Looking Statements / Non-GAAP Financial Measures

3 Hagerty’s strategy is delivering strong growth and improved profitability Hagerty’s Four Strategic Focus Areas 2022 KPIs Total Revenue growth of 22-26% powered by Written Premium growth of 11-13% → Sustain double-digit Written Premium growth trajectory → Deliver an unmatched online and live Marketplace experience → Drive loyalty, referrals and incremental revenue and profit from Membership Continued evolution into an Integrated Insurance Business → Increase Hagerty Re’s quota share reinsurance agreement in the U.S. and U.K. to ~80% Significantly improved profitability (-$13M to $7M in Net Income and $55M to $75M in Adjusted EBITDA) through cost containment measures and operational efficiencies 2023 Priorities

U.S. Car Enthusiasts 67mm U.S. Collectible Cars2 45mm Hagerty Insured Vehicles3 2.3mm Global Car Enthusiasts1 >500mm Big Market, Small Share Supported by 67mm car enthusiasts in the U.S. Source: Hagerty company reports based on aggregated data of various sources; 1 Per Facebook analytics, members who have expressed an interest in or ‘Liked” automobiles or associated interests 2 Per Hagerty company reports based on aggregate data of various sources. 4 Late teens / 20s 30s 40s 50s 60s 70s & beyond High net worth individuals Age groups & demographics Hobbyists at home Industry professionals

Hagerty Delivers Consistent Double-Digit Written Premium Growth Large market opportunity remains given only 4% penetration today, particularly post-1980 enthusiast vehicles 5 Type Total Market (cars, mm) Hagerty Penetration Pre-1981 Classics 11.3 12.1% Post 1980 Collectibles 34.0 1.4% Total ~45.3 4.1% Collectible vehicles by year1Hagerty U.S. Auto Premium Growth vs. Industry Top 100

6 Raising Capital to Drive Growth and Value Creation $80M of Capital raised at Hagerty, Inc. to support strategic growth initiatives Strong sponsorship from existing strategic investors  → $50M from State Farm → $15M from Markel Hagerty family investment of $15M Attractive opportunity to deploy capital to drive profitable growth and returns: → Establish new products to offer differentiated solutions to car enthusiasts → Support growing Marketplace business including Broad Arrow Capital’s lending activity → Working capital as Hagerty continues pivot to sustainable profitability by creating a scalable platform for growth in Insurance & Membership → Bolsters cash and liquidity ($197M as of March 31, 2023, with $63M in cash & cash equivalents and $134M available under credit facility) $25M of Tier 2 Capital at Hagerty Re provided by State Farm → Support growth in our quota share risk taking with Essentia → Prepare to take direct risk as we evolve to become a more integrated insurance business → Support our efforts to obtain a credit agency rating for Hagerty Re

7 Capital Raise Details: $105M Total $80M in convertible preferred equity → 7% dividend → Convertible at 25% premium to 10-day pre close VWAP $25M in committed debt financing for Hagerty Reinsurance Limited → Ten-year, non-amortizing loan at 8% interest rate

Reconciliation of Non-GAAP Metrics – 2023 Outlook 8 Net Income (Loss) to Adjusted EBITDA

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